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                                                                    EXHIBIT 99.1

[KIMCO REALTY CORPORATION LOGO]

FOR IMMEDIATE RELEASE
APRIL 21, 2005

                  KIMCO NORTH TRUST III ANNOUNCES ISSUANCE OF
                       $150 MILLION CANADIAN DENOMINATED
                        SERIES 1 SENIOR UNSECURED NOTES

NEW HYDE PARK, N.Y., April 21, 2005 - Kimco North Trust III, a wholly-owned entity of Kimco Realty Corporation (NYSE:KIM), today completed the issuance of $150 million Canadian denominated senior unsecured notes. The notes bear interest at 4.45 percent and mature on April 21, 2010. Kimco Realty Corporation has provided a fully and unconditional guarantee of the notes, which were rated A- and Baa1 by Standard & Poor's and Moody's Investors Service, respectively. This represents the first time a U.S. REIT has raised debt capital in the Canadian market. The proceeds will be used by Kimco North Trust III to pay down outstanding indebtedness under existing credit facilities, to fund long-term investments in Canadian real estate and for general corporate purposes. RBC Capital Markets, Scotia Capital and CIBC World Markets acted as the agents for the offering.

Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 773 properties comprising approximately 114.0 million square feet of leasable space located throughout 42 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

Contact:
Kimco Realty Corporation
Scott Onufrey
(516) 869-7190
sonufrey@kimcorealty.com